Exhibit 99.1

WARNER MUSIC GROUP CORP. ANNOUNCES

QUARTERLY CASH DIVIDEND

NEW YORK, June 7, 2006 – The Board of Directors of Warner Music Group Corp. (NYSE: WMG) today declared a regular quarterly dividend of $0.13 per share of common stock, representing an aggregate quarterly dividend of approximately $19.3 million (based on outstanding shares of 148,546,120.787 as of May 1, 2006). The dividend is payable July 27, 2006, to stockholders of record as of the close of business June 27, 2006.

As previously announced, the Company intends to pay regular quarterly dividends on its common stock outstanding in an amount not to exceed $80 million per year. The Board will evaluate whether to pay a dividend on a quarterly basis and will base its decisions on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors the Board of Directors may deem relevant.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Perfect Game, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including statements regarding our intentions to pay regular quarterly dividends, because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K and Form 10-Q concerning factors that could cause actual results to differ materially from those described in our forward looking statements.

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Media Contact:

Will Tanous

Warner Music Group

(212) 275-2244

Will.Tanous@wmg.com

Investor Contact:

Jill Krutick

Warner Music Group

(212) 275-4790

Jill.Krutick@wmg.com